EXHIBIT 99.1

KBR Announces Fourth Quarter and Fiscal 2022 Financial Results; Issues Fiscal 2023 Guidance

Delivered Strong Q4 and Fiscal 2022 Results
Earnings Momentum Drives Fiscal 2023 Guidance Outlook
Board Approves 12.5% Increase to Regular Dividend

HOUSTON, TX - February 16, 2023 - KBR, Inc. (NYSE: KBR) today announced its fourth quarter and fiscal 2022 financial results and issued its fiscal 2023 financial guidance.

“We had an excellent 2022 and finished the year strong. Our incredible people do things that matter every single day, and I wish to thank them for all that they do. Once again they delivered outstanding results across all key metrics. Our safety performance was another highlight achieving Zero Harm 91% of all days throughout 2022,” said Stuart Bradie, KBR President and CEO.

“We saw organic revenue growth in line with our targets, but the real story was quality of earnings, outstanding operational performance leading to enhanced margins and cash conversion above expectations. We have been carbon neutral since 2019 and continue to make good progress on our 2030 operational net-zero carbon target. We also strengthened unique synergies across our business that enable us to seamlessly deploy our deep domain expertise and differentiated innovations and capabilities in key areas of global importance such as national security, energy security and transition, and space. As a result, we are well positioned in strategic end markets with favorable tailwinds. In 2022, we had annual bookings and options of $8.2 billion and move into 2023 with 70%+ of work already under contract. Sustainable Technology Solutions is significantly ahead of pace, and this is expected to continue into next year and beyond.

Looking ahead, we believe we are primed to continue driving growth and stakeholder value, with ever-growing confidence in our 2025 targets, and we are pleased to announce our fiscal 2023 earnings and cash guidance.”

New Business Awards
Backlog and options for the quarter totaled $19.8 billion. Delivered 1.2x trailing-twelve-months book-to-bill1 as of December 31, 2022, including $1.5 billion of awards and options in the quarter, as follows:
•Won two contracts totaling over $120 million to support strategic space system acquisitions through advanced analytics, modeling, estimation, research, integrated program management, acquisition technical assistance, architecture trade studies, data science, and data management.
•Granted a $157 million task order to support capabilities assessment and enhancements for the U.S. Army's Utility Helicopter 60 Variant fleet.
•Received a $69 million task order to deliver critical airborne manned reconnaissance aircraft systems for the Naval Surface Warfare Center Crane and the Naval Air Systems Command.
•Partnered with Deepak Fertilizers and Petrochemicals Corporation Ltd. to help lower emissions and increase production capacity at three plants.
•Engaged to provide front-end engineering design of the baseload power hub for an innovative energy storage project off the coast of the Netherlands.
•Proprietary Vinyl Acetate Monomer technology, offered in alliance with Showa Denko K.K., selected for a 100,00 ton per annum production facility in India.
•In addition, the Court of Federal Claims upheld the Global Household Goods contract award to our joint venture, HomeSafe Alliance, by U.S. Transportation Command with a contract ceiling value of $20 billion
1 Consistent with our practice, book-to-bill excludes long-term UK PFIs 1 and a potential nine-year term, inclusive of all options periods. HomeSafe Alliance is proceeding with work under the contract; however, at this time, only the transition period has been included in backlog.

Summarized Fourth Quarter and Fiscal 2022 Financial Results

	Three Months Ended December 31,		Year Ended December 31,
Dollars in millions, except share data	2022	2021*	2022	2021*
Revenues	$1,608	$2,499	$6,564	$7,339
Operating income	$122	$129	$343	$231
Net income attributable to KBR	$93	$70	$190	$27
Adjusted EBITDA[1]	$157	$172	$668	$625
Operating income margin %	8%	5%	5%	3%
Adjusted EBITDA[1] margin %	10%	7%	10%	9%
Earnings per share:
Diluted earnings per share	$0.62	$0.46	$1.26	$0.19
Adjusted earnings per share[1]	$0.69	$0.71	$2.71	$2.43
Cash flows:
Operating cash flows	$60	$2	$396	$278
Adjusted operating cash flows[1]	$88	$32	$424	$319
Adjusted free cash flows[1]	$56	$24	$353	$289
*As adjusted for the adoption of ASU 2020-06 using the full retrospective method

Financial Highlights for the Quarter Ended December 31, 2022
•Revenue of $1.6 billion, up 23% on an ex-OAW1 year-over-year-basis
•Net income attributable to KBR of $93 million; Adjusted EBITDA1 of $157 million (10% Adjusted EBITDA1 margin)
•Diluted EPS of $0.62; Adjusted EPS1 of $0.69, up 60% on an ex-OAW1 year-over-year basis
•Operating cash flows of $60 million; Adjusted operating cash flows1 of $88 million
•Bookings and options of $1.5 billion during the quarter with 1.2x TTM book-to-bill2

Financial Highlights for the Year Ended December 31, 2022
•Revenue of $6.6 billion, up 9% on an ex-OAW1 year-over-year-basis
•Net income attributable to KBR of $190 million; Adjusted EBITDA1 $668 million (10% Adjusted EBITDA1 margin)
•Diluted EPS of $1.26; Adjusted EPS1 of $2.71, up 28% on an ex-OAW1 year-over-year basis
•Operating cash flows of $396 million; Adjusted operating cash flows1 of $424 million with 110% Adjusted operating cash flow1 conversion
•Bookings and options of $8.2 billion during the year with 1.2x TTM book-to-bill2

Commentary on Fiscal 2022 Financial Results
Revenues for the year were $6.6 billion, down 11% compared to 2021 primarily attributable to the completion of work associated with the Operation Allies Welcome (OAW) program in early 2022. Excluding OAW, revenue increased $495 million, or 9%.

Net income attributable to KBR was $190 million, up $163 million compared to 2021, primarily due to an increase in gross profit and a provision for the loss on the Ichthys project dispute in 2021.

Adjusted EBITDA1 was $668 million, up 7% compared to 2021, and Adjusted EBITDA1 margin expanded to 10%, up 166 bps over the same period. Diluted earnings per share and Adjusted earnings per share1 increased due to higher operating income, partially offset by higher interest expense.

1 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, Adjusted free cash flows, Revenue excluding OAW and Adjusted EPS excluding OAW are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.
2 Consistent with our practice, book-to-bill excludes long-term UK PFIs

Operating cash flows were $396 million, up 42% compared to 2021. Adjusted operating cash flows1 were $424 million, up 33% compared to the 2021, resulting in Adjusted operating cash conversion1 of 110%.

Liquidity, Capital Structure, and Dividends
Capital returned to shareholders totaled $269 million during the year, consisting of $203 million in share repurchases, inclusive of share repurchases to satisfy requirements of equity compensation plans, and $66 million in regular dividends.

On February 10, 2023, the Board of Directors approved an increase of our quarterly regular dividend from $0.12 per share to $0.135 per share effective for the record date and payment date of the next scheduled distribution on March 15, 2023 and April 14, 2023, respectively. This represents the fourth successive year of dividend increases, representing a 12.5% increase from the previous regular dividend amount.

Fiscal 2023 Guidance
The table below summarizes fiscal 2023 guidance and represents our views as of February 16, 2023.

Fiscal 2023 Guidance
Revenue	$6.9B - $7.1B
Adjusted EBITDA[1]	$715M - $745M
Adjusted EPS[1]	$2.76 - $2.96
Effective tax rate	24% - 25%
Operating cash flows	$425M - $460M

The company does not provide reconciliations of Adjusted EBITDA to the most comparable GAAP financial measures on a forward-looking basis because the company is unable to predict with reasonable certainty the ultimate outcome of legal proceedings, unusual gains and losses, and acquisition-related expenses without unreasonable effort, which could be material to the company’s results computed in accordance with GAAP.

Conference Call Details
The company will host a conference call to discuss its fourth quarter and fiscal 2022 financial results and fiscal 2023 guidance on Thursday, February 16, 2023, at 7:30 a.m. Central Time. The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at investors.kbr.com. A replay of the webcast will be available shortly after the call on KBR’s website or by telephone at +1.866.813.9403, passcode: 717125.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 30,000 people worldwide with customers in more than 90 countries and operations in 34 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

1 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, Adjusted free cash flows, Revenue excluding OAW and Adjusted EPS excluding OAW are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.     3

KBR, Inc.
Backlog Information
(In millions)
(Unaudited)

	December 31,	December 31,
	2022	2021
Government Solutions	$11,543	$12,628
Sustainable Technology Solutions	4,012	2,345
Total backlog	$15,555	$14,973
Award options	4,203	4,732
Total backlog and options	$19,758	$19,705

Government Solutions backlog for the year ended December 31, 2022 totaled $11.5 billion, down $1.1 billion compared to 2021 primarily attributable to negative exchange rate movement in the British pound when compared to the U.S. dollar and delay in contract awards. Sustainable Technology Solutions backlog for the year ended December 31, 2022 totaled $4.0 billion, up $1.7 billion compared to 2021 primarily due to increased demand for technologies and solutions across its offerings portfolio.

Forward-Looking Statements
The statements in this press release that are not historical statements, including statements regarding our expectations for our future financial performance, effective tax rate, operating cash flows, contract revenues, our business strategy, and our plans for raising and deploying capital, paying dividends and settling our convertible notes at maturity, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the ongoing conflict between Russia and Ukraine and the related impacts on our business as we wind down our business operations in Russia; the potential adverse economic and market conditions, such as interest rate and currency exchange rate fluctuations, including as a result of pandemics such as COVID-19; the recent dislocation of the global energy market; the company’s ability to manage its liquidity; the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; the possibility of cyber and malware attacks; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

The company's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that the company has identified that may affect its business, results of operations and financial condition. Except as required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:
Investors
Jamie DuBray
Vice President, Investor Relations
713-753-2133
Investors@kbr.com

Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.
Condensed Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021[1]	2022	2021[1]
Revenues:
Government Solutions	$1,256	$2,199	$5,320	$6,149
Sustainable Technology Solutions	352	300	1,244	1,190
Total Revenues	1,608	2,499	6,564	7,339
Gross profit	206	238	828	806
Equity in earnings (losses) of unconsolidated affiliates	23	5	(80)	(170)
Selling, general and administrative expenses	(105)	(110)	(420)	(393)
Acquisition and integration related costs	—	(5)	(2)	(12)
Gain on disposition of assets and investments	(3)	1	19	2
Other	1	—	(2)	(2)
Operating Income:
Government Solutions	90	137	441	414
Sustainable Technology Solutions	65	41	47	(30)
Other	(33)	(49)	(145)	(153)
Total Operating Income	122	129	343	231
Interest expense	(23)	(21)	(87)	(80)
Unrealized gain on cost method investment	—	4	16	4
Other non-operating income (expense)	9	(7)	12	(9)
Income before income taxes	108	105	284	146
Provision for income taxes	(13)	(34)	(92)	(111)
Net income (loss)	95	71	192	35
Less: Net income (loss) attributable to noncontrolling interests	2	1	2	8
Net income (loss) attributable to KBR	$93	$70	$190	$27
Adjusted EBITDA[2]	$157	$172	$668	$625
Diluted EPS[3]	$0.62	$0.46	$1.26	$0.19
Adjusted EPS[2,3]	$0.69	$0.71	$2.71	$2.43
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method
[2] See additional information at the end of this release regarding non-GAAP financial information, including a reconciliation to the nearest GAAP measure
[3] Diluted EPS is calculated using a share count of 154 million and 156 million for the three- and twelve-month periods ended December 31, 2022, respectively. Diluted EPS is calculated using a share count of 155 million and 141 million for the three- and twelve-month periods ended December 31, 2021, respectively. Adjusted EPS is calculated using a share count of 140 million and 142 million shares outstanding for the three- and twelve-month periods ended December 31, 2022, respectively. Adjusted EPS is calculated using a share count of 141 million and 141 million shares outstanding for the three- and twelve-month periods ended December 31, 2021, respectively.

KBR, Inc.
Condensed Consolidated Balance Sheets
(In millions, except share data)

	December 31,	December 31,
	2022	2021[1]
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$389	$370
Accounts receivable, net of allowance for credit losses of $9 and $13, respectively	942	1,411
Contract assets	252	224
Other current assets	164	147
Total current assets	1,747	2,152
Claims and accounts receivable	29	30
Pension Assets	46	1
Property, plant, and equipment, net of accumulated depreciation of $417 and $431 (including net PPE of $22 and $19 owned by a variable interest entity), respectively	182	136
Operating lease right-of-use assets	164	158
Goodwill	2,087	2,060
Intangible assets, net of accumulated amortization of $332 and $291, respectively	645	708
Equity in and advances to unconsolidated affiliates	188	576
Deferred income taxes	213	231
Other assets	265	152
Total assets	$5,566	$6,204
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$637	$1,026
Contract liabilities	275	313
Accrued salaries, wages and benefits	325	317
Current maturities of long-term debt	364	16
Operating lease liabilities	48	41
Other current liabilities	172	162
Total current liabilities	1,821	1,875
Pension obligations	11	88
Employee compensation and benefits	105	111
Income tax payable	117	95
Deferred income taxes	92	70
Long-term debt	1,376	1,875
Operating lease liabilities	193	188
Other liabilities	219	219
Total liabilities	3,934	4,521
Commitments and Contingencies
KBR shareholders' equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value 300,000,000 shares authorized, 180,807,960 and 179,983,586 shares issued, and 136,505,145 and 139,786,136 shares outstanding, respectively	—	—
Paid-in capital in excess of par	2,235	2,206
Retained earnings	1,410	1,287
Treasury stock, 44,302,815 shares and 40,197,450 shares, at cost, respectively	(1,143)	(943)
Accumulated other comprehensive loss	(882)	(881)
Total KBR shareholders' equity	1,620	1,669
Noncontrolling interests	12	14
Total shareholders' equity	1,632	1,683
Total liabilities and shareholders' equity	$5,566	$6,204
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method

KBR, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2022	2021[1]
Cash flows from operating activities:
Net income	$192	$35
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	137	146
Equity in losses of unconsolidated affiliates	80	170
Deferred income tax	37	47
Gain on disposition of assets	(19)	(2)
Asset impairments	—	2
Unrealized gain on cost method investment	(16)	(4)
Other	33	48
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for credit losses	455	(476)
Contract assets	(30)	(48)
Claims receivable	1	—
Accounts payable	(376)	447
Contract liabilities	(25)	(17)
Accrued salaries, wages and benefits	16	38
Payments on operating lease obligation	(63)	(59)
Payments from unconsolidated affiliates, net	14	17
Distributions of earnings from unconsolidated affiliates	66	47
Pension funding	(74)	(46)
Restructuring reserve	(13)	(26)
Other assets and liabilities	(19)	(41)
Total cash flows provided by operating activities	396	278
Cash flows from investing activities:
Purchases of property, plant and equipment	$(71)	$(30)
Net proceeds from sale of assets or investments	47	44
Return of (investments in) equity method joint ventures, net	198	(29)
Acquisition of businesses, net of cash acquired	(73)	(399)
Investment in other investment	(61)	(7)
Acquisition of technology license	—	(7)
Other	(3)	—
Total cash flows provided by (used in) investing activities	37	(428)

	Year Ended December 31,
	2022	2021[1]
Cash flows from financing activities:
Borrowings on short-term and long term debt	—	164
Borrowings on revolving credit facility	58	126
Payments on short-term and long-term debt	(16)	(15)
Payments on revolving credit facility	(158)	(16)
Debt issuance costs	(6)	(3)
Payments of dividends to shareholders	(66)	(61)
Net proceeds from issuance of common stock	5	12
Payments to reacquire common stock	(203)	(82)
Investments from noncontrolling interest	3	—
Distributions to noncontrolling interests	(4)	(23)
Other	(12)	(15)
Total cash flows (used in) provided by financing activities	(399)	87
Effect of exchange rate changes on cash	(15)	(3)
Increase (decrease) in cash and cash equivalents	19	(66)
Cash and cash equivalents at beginning of period	370	436
Cash and cash equivalents at end of period	$389	$370
Supplemental disclosure of cash flows information:
Cash paid for interest	$66	$63
Cash paid for income taxes (net of refunds)	$47	$49
Noncash investing activities
Leasehold improvements paid by landlord	$6	$—
Accrued but unpaid purchases of property, plant and equipment	$5	$—
Noncash financing activities
Dividends declared	$16	$15
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method

Non-GAAP Financial Information
The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA
We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income (loss) attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating income (expense); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three- and twelve-month periods ended December 31, 2022 and 2021 are considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA exclude certain amounts included in the calculation of net income (loss) attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three- and twelve-month periods ended December 31, 2022 and 2021 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended December 31,		Year Ended December 31,
Dollars in millions	2022	2021[1]	2022	2021[1]

Net income attributable to KBR	$93	$70	$190	$27
Adjustments
•Interest expense, net	23	21	87	80
•Provision for income taxes	13	34	92	111
•Other non-operating (income) expense	(9)	7	(12)	9
•Depreciation and amortization	38	32	137	146
Consolidated EBITDA	$158	$164	$494	$373
Adjustments
•Acquisition, integration and restructuring	2	5	7	15
•Non-cash loss on legal entity rationalization	—	3	—	7
•Ichthys commercial resolution	(4)	—	143	218
•Legacy legal fees	4	4	15	16
•Appreciation in fair value of investments	—	(4)	(16)	(4)
•Provisions related to exit from Russian commercial projects	(3)	—	25	—
Adjusted EBITDA	$157	$172	$668	$625
---------
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method

	Three Months Ended December 31,		Year Ended December 31,
Dollars in millions	2022	2021[1]	2022	2021[1]

Operating income	$122	$129	$343	$231
Adjustments
•Non-controlling interest	(2)	(1)	(2)	(8)
•Unrealized gain on cost method investment	—	4	16	4
•Depreciation and amortization	38	32	137	146
Consolidated EBITDA	$158	$164	$494	$373
Adjustments
•Acquisition, integration and restructuring	2	5	7	15
•Non-cash loss on legal entity rationalization	—	3	—	7
•Ichthys commercial resolution	(4)	—	143	218
•Legacy legal fees	4	4	15	16
•Appreciation in fair value of investments	—	(4)	(16)	(4)
•Provisions related to exit from Russian commercial projects	(3)	—	25	—
Adjusted EBITDA	$157	$172	$668	$625

Adjusted EPS
Adjusted earnings per share (Adjusted EPS) for each of the three- and twelve-month periods ended December 31, 2022 and 2021 is considered a non-GAAP financial measure under SEC rules because Adjusted EPS excludes certain amounts included in the Diluted EPS calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three- and twelve-month periods ended December 31, 2022 and 2021 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three- and twelve-month periods ended December 31, 2022 and 2021 by adjusting Diluted EPS for the items included in the table below.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021[1]	2022	2021[1]

Diluted EPS[2]	$0.62	$0.46	$1.26	$0.19
Adjustments
•Amortization related to acquisitions	0.04	0.05	0.19	0.28
•Ichthys interest and commercial dispute costs	(0.03)	0.03	1.02	1.64
•Acquisition, integration and restructuring	0.01	0.03	0.04	0.08
•Impact of new convert accounting and bond hedge	0.05	0.04	0.07	—
•Legacy legal fees	0.02	0.02	0.08	0.08
•Provisions related to exit from Russian commercial projects	(0.02)	—	0.14	—
•Appreciation of fair value of investments	—	(0.02)	(0.09)	(0.02)
•Non-cash loss on legal entity rationalization	—	0.02	—	0.04
•Non-cash impact of UK statutory tax rate increase	—	0.08	—	0.14
Adjusted EPS[2]	$0.69	$0.71	$2.71	$2.43
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1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method
2 Diluted EPS is calculated using a share count of 154 million and 156 million for the three- and twelve-month periods ended December 31, 2022, respectively. Diluted EPS is calculated using a share count of 155 million and 141 million for the three- and twelve-month periods ended December 31, 2021, respectively. Adjusted EPS is calculated using a share count of 140 million and 142 million shares outstanding for the three- and twelve-month periods ended December 31, 2022, respectively. Adjusted EPS is calculated using a share count of 141 million and 141 million shares outstanding for the three- and twelve-month periods ended December 31, 2021, respectively.

We have calculated the 2023 guidance for Adjusted EPS by adjusting Diluted EPS for the items included in the table below.

	Fiscal 2023 Guidance
Diluted EPS[2] guidance	$2.32	$2.52
Adjustments
•Amortization related to acquisitions	0.17
•Ichthys interest and commercial dispute costs	0.01
•Legacy legal fees	0.06
•Impact of new convert accounting and bond hedge[1]	0.20
Adjusted EPS[2] guidance	$2.76	$2.96
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1 Conversion option will be calculated and adjusted quarterly based on KBR trading price.
2 Diluted and Adjusted Fiscal 2023 EPS guidance is calculated using a share count of approximately 152 million and 138 million, respectively.

Adjusted Cash Flows Provided by Operating Activities and Adjusted Free Cash Flows
Adjusted operating cash flows and Adjusted free cash flows are considered non-GAAP financial measures under SEC rules. Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. Adjusted free cash flows exclude capital expenditures from Adjusted operating cash flows. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that Adjusted operating cash flows and Adjusted free cash flows afford investors a view of what management considers KBR's core operating cash flow performance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated Adjusted operating cash flows and Adjusted free cash flows for each of the three- and twelve-month periods ended December 31, 2022 and 2021 by adjusting operating cash flow provided by operating activities for items included in the table below.

	Three Months Ended December 31,		Year Ended December 31,
Dollars in millions	2022	2021	2022	2021
Cash flows provided by operating activities	$60	$2	$396	$278
Add back: Major project advance work-off	—	—	—	11
Remove: CARES Act temporary tax repayment (relief)	28	30	28	30
Adjusted operating cash flows	$88	$32	$424	$319
Less: Capital expenditures	(32)	(8)	(71)	(30)
Adjusted free cash flows	$56	$24	$353	$289

Adjusted operating cash flow per share[1]	$0.63	$0.23	$2.99	$2.26
Adjusted free cash flow per share[1]	$0.40	$0.17	$2.49	$2.05
Adjusted earnings per share[1]	$0.69	$0.71	$2.71	$2.43
Adjusted operating cash conversion	91%	32%	110%	93%
Adjusted free cash conversion	58%	24%	92%	84%
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1 Adjusted operating cash flow, Adjusted free cash flow per share, and Adjusted EPS are calculated using a share count of 140 million and 142 million shares outstanding for the three- and twelve-month periods ended December 31, 2022, respectively, and using a share count of 141 million and 141 million shares outstanding for the three- and twelve-month periods ended December 31, 2021, respectively.

Revenue and Adjusted EPS excluding OAW

	Three Months Ended December 31,			Year Ended December 31,
Dollars in millions	2022	2021	Growth	2022	2021	Growth

Revenue (as reported)	$1,608	$2,499		$6,564	$7,339
Revenue attributable to OAW	4	1,197		313	1,583
Revenue ex OAW	$1,604	$1,302	23%	$6,251	$5,756	9%

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	Growth	2022	2021	Growth

Adjusted EPS[1] (as reported)	$0.69	$0.71		$2.71	$2.43
Adjusted EPS[1] attributable to OAW	—	0.28		0.03	0.34
Adjusted EPS[1] ex OAW	$0.69	$0.43	60%	$2.68	$2.09	28%
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1 Adjusted EPS is calculated using a share count of 140 million and 142 million shares outstanding for the three- and twelve-month periods ended December 31, 2022, respectively, and using a share count of 141 million and 141 million shares outstanding for the three- and twelve-month periods ended December 31, 2021, respectively.